Exhibit 99.2
FOR IMMEDIATE RELEASE OCTOBER 12, 2009	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AWARDS FROM
THE U.S. ENVIRONMENTAL PROTECTION AGENCY

OKLAHOMA CITY, OKLAHOMA, OCTOBER 12, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has been selected by the U.S. Environmental Protection Agency (EPA) as the Natural Gas STAR Production Partner of the Year.  Chesapeake employee Andrew McCalmont also received the Implementation Manager of the Year award from the EPA.  The Natural Gas STAR Program is a flexible, voluntary partnership that encourages oil and natural gas companies to adopt cost-effective technologies and practices that improve operational efficiency and reduce emissions of methane.  Further information on the EPA program is available at http://www.epa.gov/gasstar/.

Chesapeake Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to be selected for this prestigious award from the EPA and delighted Andrew  was recognized for his outstanding work.  Chesapeake strives to employ the industry’s best practices and is committed to maintaining high environmental standards.  We are very proud of the accomplishments our Operations teams have made in this important aspect of our business.  Additionally, we continue to work with consumers and public policy decision-makers to further expand the use of clean, affordable, abundant American natural gas.”

EPA Comments

Suzie Waltzer, EPA Natural Gas STAR Program Coordinator in Washington D.C., said, “We are very pleased to honor Chesapeake as the 2009 Natural Gas STAR Production Partner of the Year and Andrew McCalmont as the Natural Gas STAR Implementation Manager of the Year.  As the nation’s most active driller and one of the largest producers of natural gas in the U.S., we greatly appreciate Chesapeake’s overall strong participation in the Natural Gas STAR Program.

“Since joining in 2007, Chesapeake has reported significant methane emissions reduction totals to the EPA through implementation of a broad range of voluntary cost-effective technologies and practices resulting in increased revenue and reductions of methane emissions to the atmosphere.  The Natural Gas STAR program is only successful because of the strong support of our partner companies such as Chesapeake, who are willing to implement methane emissions reduction activities and generously share their successes with the program.  We look forward to continued collaboration with Chesapeake under the Natural Gas STAR Program in support of our mutual environmental goals.”

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.